Exhibit 3.8

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
B1 PTI SERVICES, INC.

B1 PTI Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:                That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

Fourth: The amount of the total authorized capital stock of this corporation is Fifty Dollars ($50.00) divided into 5,000 shares of 0.01 Cents ($0.01) each of common stock.

SECOND:           That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:               That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 3rd day of November 2008.

B1 PTI SERVICES, INC.

By:	/s/ Daniel Pope
	Name:	Daniel Pope
	Title:	Asst. Secretary